AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 23rd day of July 2009, between Zoo Publishing, Inc., f/k/a Zoo Games, Inc., f/k/a Destination Software, Inc., a corporation with its principal place of business at 3805 Edwards Road, Suite 605, Cincinnati, OH  45209 (the “Company”) and David Rosenbaum, an individual residing in Cincinnati, OH (“Employee”), and amends that certain Employment Agreement entered into by the Company and Employee as of January 1, 2008, as amended by Amendment No. 1 effective as of July 1, 2008 (the “Employment Agreement”).

Section 1.              Bonus.  Section 3B of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“B.           Bonus.    Employee shall be eligible to receive such bonus as may be approved by the Board of Directors of the Company in its sole discretion.”

Section 2.              Duties.  The first two sentences of Section 5A of the Employment Agreement are hereby deleted in its entirety and replaced with the following:

“Employee will hold the office of President of the Company and such other office(s) of the Company and/or its affiliates to which he may be elected or appointed, and Employee shall perform all duties incidental thereto as may be prescribed by the Company from time to time.  Employee shall report to the Chief Executive Officer of the Company.”

Section 3.              Section 409A Compliance.     A new Section 22 is inserted to the Employment Agreement as follows:

“22.           Section 409A Compliance.  The compensation payable to Employee under this Agreement is not intended to be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement will be interpreted in accordance with Section 409A of the Code and any regulations or other pronouncements thereunder in a manner intended to prevent any compensation payable to Employee under this Agreement from being subject to taxation under Section 409A(a)(1) or (b) of the Code.  For purposes of Section 409A of the Code, the term "termination of employment" or any similar words hereunder shall mean "separation from service" (as defined in Treasury Regulation Section 1.409A-1(h)) with the Company and all other entities that together with the Company are treated as a single employer for purposes of Treasury Regulation Section 1.409A-1(h).  Notwithstanding anything to the contrary, (i) if Employee is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) at the time of Employee's termination of employment, and the delay of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will delay the commencement of the payment of any such payment or benefits hereunder (without any reduction in such payments or benefits  ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company any compensation payable to Employee on account of his termination of employment that constitutes "deferred compensation" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) shall be deferred until the later of the date that is six (6) months after Employee's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) (the “Payment Date”) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be delayed if such delay will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax (together, the delayed payments in the foregoing clauses (i) and (ii), whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay, are referred to as the “Delayed Payments”).  On the Payment Date, the Company shall pay Employee, in a single cash lump sum, an amount equal to the aggregate amount of all Delayed Payments, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitutes "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code.”

Section 4.  Full Force and Effect.  Except as expressly or by necessary implication modified or amended by this Amendment, the Employment Agreement shall remain in full force and effect.

Section 5.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment  as of the date first above written.

ZOO PUBLISHING, INC.

By: /s/ David Fremed
Name: David Fremed
Title: Chief Financial Officer

/s/ David Rosenbaum
David Rosenbaum